SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    The Global Strategic Income Portfolio

Address of Principal Business Office:       60 State Street, Suite 1300,
                                            Boston, Massachusetts 02109

Name and Address of agent for service of process:

         John E. Pelletier
         The Global Strategic Income Portfolio
         c/o Funds Distributor, Inc.
         60 State Street, Suite 1300
         Boston, Massachusetts 02109

Check Appropriate Box:

         Registrant is filing a Registration Statement Pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
         Form N-8A:        [X] YES   [ ] NO

                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 27th day of February, 1997.

                                      THE GLOBAL STRATEGIC INCOME PORTFOLIO


                                    BY: /s/ Richard W. Ingram
                                        Richard W. Ingram
                                        President



Attest:   /s/ Mary A. Nelson
          Mary A. Nelson
          Vice President and Assistant Treasurer

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